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                                 EXHIBIT 10.15

                               AMENDMENT 99-2 TO
                   THE PACIFIC CENTURY FINANCIAL CORPORATION
                 STOCK OPTION PLAN OF 1994 AND RELATED AWARDS
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          In accordance with Article 13 of the Pacific Century Financial
Corporation Stock Option Plan of 1994 (hereinafter "Plan"), the Plan and related Awards are hereby amended by this Amendment No. 99-2, effective as of the date of adoption by the Board of Directors, in the following respects:

          1.  Section 2.1(ag) of the Plan shall be deleted.

          2. Section 3.1 of the Plan shall be amended to read in its entirety as follows:

               3.1  The Committee.  The Plan shall be administered by the
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          Compensation Committee of the Board of Directors, which shall be comprised of two or more Directors who satisfy the requirements of an "outside" Director under Code Section 162(m)(4)(C)(i). The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of the Board.

               Notwithstanding any other provision of the Plan (and without limiting the Committee's authority), in connection with any action concerning grants of Awards to or a transactions by Insiders the Committee may adopt such procedures as it deems necessary or desirable to assure the availability of exemptions from Section 16 of the Exchange Act afforded by Rule 16b-3 thereunder or any successor rule. Without limiting the foregoing, in connection with approval of any transaction by an Insider involving a grant, award or other acquisition from the Company, or involving the disposition to the Company of the Company's equity securities, the Committee may delegate its approval authority to a subcommittee thereof comprised of two or more "Non-Employee Directors" (as defined in Rule 16b-3), or take action by the affirmative vote of two or more Non-Employee Directors (with all other members of the Committee abstaining or recusing themselves from participating in the matter), or refer the matter to the full Board of Directors for action.
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          3.  The final sentence of Section 3.2 shall be amended to read as follows:

          The performance goals applicable to each Award intended to provide Performance-Based Compensation shall be based on one or more of the following performance measures: earnings per share (actual or targeted growth), economic value added, net income after capital cost, net income (before or after taxes), various return measures (either absolute or relative to peers) including: return on average assets, return on average equity, risk-adjusted return on capital ("RAROC"), efficiency ratio, full time equivalency ("FTE") control, stock price (actual or targeted growth), total shareholder return ("TSR", absolute or relative to an index), and non-interest income to net interest income ratio.

          4.  The second paragraph of Section 7.7 of the Plan shall be deleted.

          5. Section 14.2 of the Plan shall be revised to read in its entirety as follows:

              14.2   Share Withholding.  With respect to withholding required
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          upon the exercise of Options or SARs or upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, or upon any other taxable event hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Participant.

          6.  Section 16.4 shall be revised to read as follows:

              16.4   Securities Law Compliance.  With respect to Insiders,
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          transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act (except to the extent that noncompliance of a particular transaction would not result in liability under Section 16 of the Exchange Act or the rules adopted thereunder). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

          7.  Article 13 shall be revised to read as follows:
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               ARTICLE 13.  AMENDMENT, MODIFICATION AND TERMINATION.  The Board
          may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that no amendment, modification, suspension or termination of the Plan shall in any material manner affect any Award theretofore granted under the Plan without the written consent of the affected Participant or any person validly claiming under or through such Participant. Without limiting the foregoing, if the Company or any of its subsidiaries is a party to a merger, consolidation, reorganization, share exchange, acquisition of stock or assets, or similar transaction, the Committee or the Board may grant Awards (including Options) hereunder in connection with the assumption, substitution or conversion by the Company or its subsidiaries of similar stock compensation awards that have been issued by another party to such transaction, and the Board may amend the Plan, or adopt supplements to the Plan, in such manner as it deems appropriate to provide for such assumption, substitution or conversion, all without further action by the Company's shareholders.

          8. Each outstanding Award held by an Insider shall be and hereby is amended to the extent necessary to conform such Award to the Plan amendments set forth above (other than paragraph 3). Without limiting the foregoing:

          (a) Section 5.4 of each such Award shall be amended by revising the last sentence thereof to read as follows:

     Any provision herein contained to the contrary notwithstanding (a) the exercise of the Tandem SAR involving the receipt of cash shall be subject to approval of the Committee or a subcommittee thereof, which approval may be made subject to limitations or conditions, may be given in advance of or following a request by the Optionee therefor, and may be granted or withheld by the Committee or subcommittee in its sole discretion with or without cause; and (b) the Tandem SAR may be exercised only when the Fair Market Value of the Option Shares exceeds the Option Price.

          (b) Section 5.5 shall be deleted; and

          (c) Section 14 shall be amended by deleting the third sentence thereof, and by revising the second sentence to read: "The Optionee may elect to satisfy withholding requirements by having the Company withhold shares of Company Stock made available upon exercise of the Option."